Exhibit 99.1

      American Retirement Reports Improved First Quarter Results

    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 5, 2004--American
Retirement Corporation (NYSE: ACR), a leading national provider of senior living housing and care, today reported its financial results for the quarter ended March 31, 2004. Highlights of the quarter were:

    -- The Company increased revenue by $13 million to $109 million, a 13% increase over the first quarter of 2003.

    -- The total operating contribution of the Company's three business segments increased by $7 million to $35 million, a 26% increase versus the same period prior year.

    -- The Company reported its second consecutive quarter of positive Free Cash Flow with a $300,000 increase over the fourth quarter of 2003.

    --  The Company's Free-standing assisted living communities
        ("Free-standing AL's") produced $3 million of additional operating contribution for the first quarter of 2004 versus the same period of 2003, which was a 96% incremental operating margin on the revenue increase for the quarter.

    -- Average overall occupancy rose to 91% from 90% over last year's first quarter.

    -- The Free-standing AL's results were driven by a 5% increase in average occupied units and a 9% increase in average monthly revenue per occupied unit.

    --  The Company's large retirement communities' ("Retirement
        Centers") results were driven by a 5% increase in average occupied units and an 8% increase in average monthly revenue per occupied unit.

    -- The Company's loss was $5 million during the first quarter of 2004 as compared with a loss of $11 million during 2003.

    -- The Company's 10% Series B Convertible Senior Subordinated Notes Due 2008 were completely retired by the end of April (almost entirely converted into the Company's Common Stock), which will result in an annualized interest savings of over $1 million.

    Bill Sheriff, Chairman, President and CEO of American Retirement, commented, "The first quarter of 2004 showed a continuation of the strong operating trends we saw in 2003. Our Retirement Centers continued to produce strong revenue per unit gains while holding the solid occupancy levels at which they ended 2003. This led to a 19% increase in operating contribution for the Retirement Center segment for the first quarter versus the prior year's first quarter. Our Free-standing AL portfolio also produced a solid year-over-year average monthly revenue per occupied unit increase of 9%, while making progress on occupancy. As in 2003, the Free-standing AL's were able to add revenue with very little cost increase and produced an incremental operating margin of 96% on incremental revenue. We also completed several capital structure activities - the conversion/redemption of the 10% Series B Notes and a refinancing transaction - that will reduce annual interest cost by approximately $1.7 million in future periods."

    OPERATIONAL HIGHLIGHTS

    The Company operates in three business segments: Retirement Centers, Free-standing AL's and Management Services. The Retirement Centers include CCRCs (continuing care retirement centers), Entrance-Fee Communities ("EF Communities") and congregate living residences. The Retirement Centers are established communities with strong reputations within their respective markets. Free-standing AL's are smaller than Retirement Centers and provide assisted living and specialized care such as Alzheimer's and memory enhancement programs. The Management Services segment includes fees from management agreements for communities owned by others and reimbursed expenses.

    Retirement Centers

    The Company's 28 Retirement Centers produced strong increases in revenue and operating contribution for the first quarter of 2004 as follows:

Retirement Centers ($ in 000's):
                                      Three Months Ended
                                      -------------------------------
                                       Mar 31,  Mar 31,    $      %
                                       2004     2003    Change Change
                                      -------  -------  ------ ------
Community Revenue                      85,288  75,355   9,933   13.2%
Community Operating Contribution(1)    28,497  24,058   4,439   18.5%
Operating contribution margin            33.4%   31.9%    1.5%   4.7%

(1) The Company evaluates the performance of its business segments, primarily, based upon their operating contributions, which the Company defines as revenue from the segment less operating expenses associated with that segment.

    The Retirement Centers produced increases in revenue and operating contribution largely through increases in occupancy and revenue per unit. The number of occupied units increased 5% with occupancy increasing from 93% to 94% on an increased number of units (due to leasing two communities in August 2003) versus the first quarter of 2003. The Retirement Centers ended the quarter with 96% occupancy in independent living, 94% in assisted living and 89% in skilled nursing. Average monthly revenue per occupied unit increased 6% during the quarter to $3,474 by quarter end due to increases in monthly service fees and per diem rates in skilled nursing, turnover of residents (reselling or reletting units at higher current rates) and increased ancillary services, such as therapy.
    The operating contribution for Retirement Centers exceeded $28 million in the first quarter of 2004, a 33% margin. This was a $4.4 million increase or 19% increase over the prior year's first quarter. The incremental operating margin on the first quarter's revenue increase was 45%.
    Revenue for Retirement Centers increased by $3.9 million and operating contribution increased by $2.2 million versus the fourth quarter of 2003, which represented 5% and 8% increases, respectively.
    Six of the Company's consolidated Retirement Centers are EF Communities that collect entry-fee deposits upon a resident's initial occupancy of a unit. In the first quarter of 2004, the Company sold 69 entry-fee units at these EF Communities, producing $10.3 million of gross proceeds or $7.8 million after refunds to previous residents. In the first quarter of 2003, the Company sold 49 entry-fee apartments for $3.4 million, net of refunds.

    Free-standing AL's

    Revenue from Free-standing AL's increased 14% to $22.7 million in 2004's first quarter compared with last year's first quarter revenue of $20.0 million. Occupancy for the Free-standing AL portfolio reached 84% at the end of the 2004 first quarter, up from 81% a year ago. Currently, 22 of the 31 Free-standing AL's are at greater than 80% occupancy and 17 are at greater than 90% occupancy.

Free-standing AL ($ in 000's):
                                      Three Months Ended
                                      --------------------------------
                                       Mar 31,  Mar 31,    $      %
                                       -------  -------  ------ ------
                                        2004     2003    Change Change
                                       -------  -------  ------ ------
  Revenues                             22,663   19,953   2,710   13.6%
  Community Operating Contribution      5,602    3,004   2,598   86.5%
  Operating contribution margin          24.7%    15.1%    9.7%  64.2%
  % Occupancy                              84%      81%   3pts

Note: Includes results of 31 free-standing AL's and excludes two
      Free-standing AL's held in joint ventures

    The 31 Free-standing AL's produced an increase in community revenue and operating contribution for the first quarter primarily through higher revenue per unit and occupancy increases. The quarter over quarter average occupied units grew by 5%, while the average monthly revenue per unit increased by 9% to $3,169. The monthly revenue per occupied unit in March 2004 was $3,231 per month, an 11% increase from $2,909 per month in March 2003. The revenue per occupied unit increase was due to rate increases, reduced discounts and promotional allowances, increased care services and turnover of residents (reletting units at higher current rates). The increased use of ancillary services, particularly therapy services, also contributed significantly to the revenue and operating contribution increase for this segment.
    The operating contribution from the Free-standing AL's jumped 87%, or $2.6 million, in the first quarter of 2004 from the first quarter of 2003. With expenses nearly flat, the incremental margin was 96%. The Free-standing AL segment continues to demonstrate the high incremental margin that results from increasing revenue in a portfolio that is currently 84% occupied.

    Management Services

    The Company's management services business segment included management contracts on five Retirement Centers and two Free-standing AL's, with an aggregate capacity of 1,353 units. Management Services brought in operating contribution of $.4 million in first-quarter 2004, approximately even with the same prior-year period.

    FURTHER INFORMATION

    Other Related Matters

    During the three months ended March 31, 2004, the Company determined that three communities previously classified as held-for-sale and accounted for as discontinued operations would no longer be held-for-sale. Accordingly the communities' activities were included in continuing operations for the first quarter of 2004. Additionally, during 2003, new accounting literature expanded the circumstances in which certain entities are consolidated. Under this literature, the Company consolidates the communities it manages for others if the Company has the unilateral ability to conduct the ordinary course of business and is the primary beneficiary of the managed entities' earnings or losses. As a result, beginning in 2004, the Company consolidated the results of a managed community (Freedom Square). As described below, the Company will include in its supplemental information to be filed on Form 8-K the restated prior periods presented to conform to both of these changes, which did not result in any change to the net loss of any of the periods.

    Conference Call Information

    American Retirement Corporation will hold a conference call with Bill Sheriff, Chairman, President and Chief Executive Officer, and Bryan Richardson, Chief Financial Officer, to discuss the Company's 2004 first-quarter financial results. The call will be held on Wednesday, May 5, 2004 at 11:00a.m. ET and parties may participate by either calling (877) 252-6354 or through the Company's website at -www.arclp.com. Click on the broadcast icon to listen to the earnings call - Windows Media Player(TM) is required to listen to this webcast. In addition, the call will be archived on the Company's website (click on the broadcast icon). If any material information is disclosed on the conference call that has not been previously disclosed publicly, that information will also be available at the Investor Relations portion of the Company's web site.

    Additional Filings

    The Company's results are to be described in greater detail in the Company's Form 10-Q, which will be filed with the Securities and Exchange Commission. The Company also will file on or about May 5th a Form 8-K with the Securities and Exchange Commission, which includes supplemental information relating to the Company's first quarter 2004 results. These filings will also be available through the Investor Relations section of the Company's website - www.arclp.com.

    COMPANY PROFILE

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operations and management of senior living communities, including independent living communities, continuing care retirement communities, Free-standing AL's, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy was inspired by the vision of its founders, Dr. Thomas F. Frist, Sr. and Jack C. Massey, to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 66 senior living communities in 14 states, with an aggregate unit capacity of approximately 13,000 units and resident capacity of approximately 14,600. The Company owns 19 communities, leases 41 communities, and manages six communities pursuant to management agreements. Approximately 85 percent of the Company's revenues come from private pay sources.

    SAFE HARBOR STATEMENT

    Statements contained in this press release and statements made by or on behalf of American Retirement Corporation relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, without limitation, all statements regarding the Company's future operating and financial expectations and its strategy to improve financial and operating results. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) the risk associated with the Company's financial condition and significant leverage, including the fact that its cash flow does not currently cover its future obligations, (ii) the possibility of future defaults under the Company's debt or lease agreements, (iii) the Company's ability to sell its entry-fee units and to increase occupancy at the Company's communities (especially its Free-standing AL's), (iv) the Company's ability to improve the Company's results of operations, increase cash flow and reduce expenses, (v) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general,
(vi) the risk that the Company is unable to obtain liability insurance in the future or that the costs thereof (including deductibles) will be prohibitive, (vii) the Company's ability to obtain new financing or extend and/or modify existing debt and (viii) the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 under the caption "Risk Factors" and in the Company's other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

                                   Three months ended     Increase
                                     March 31, 2004      (Decrease)
                                   -----------------------------------
                                      2004      2003       $      %
                                    --------  --------  ------- ------
Revenues:
  Resident and health care         $107,951  $ 95,308  $12,643   13.3%
  Management services                   424       450      (26)  -5.8%
  Reimbursed expenses                   768       688       80   11.6%
                                    --------  --------  ------- ------
    Total revenues                  109,143    96,446   12,697   13.2%

Operating expenses:
  Community operating expenses       73,852    68,246    5,606    8.2%
  General and administrative          6,588     5,981      607   10.1%
  Lease expense                      15,114    10,134    4,980   49.1%
  Depreciation and amortization       6,913     6,831       82    1.2%
  Amortization of leasehold
   acquisition costs                    718       518      200   38.6%
  Reimbursed expenses                   768       688       80   11.6%
                                    --------  --------  ------- ------
    Total operating expenses        103,953    92,398   11,555   12.5%
                                    --------  --------  ------- ------

    Operating income                  5,190     4,048    1,142   28.2%

Other income (expense):
  Interest expense                   (9,701)  (14,317)   4,616   32.2%
  Interest income                       602       697      (95) -13.6%
  Gain (loss) on sale of assets         105       (58)     163  281.0%
  Other                                 111        63       48   76.2%
                                    --------  --------  ------- ------
    Other expense, net               (8,883)  (13,615)  (4,732) -34.8%
                                    --------  --------  ------- ------

    Loss from continuing operations
     before income taxes,
     and minority interest           (3,693)   (9,567)   5,874   61.4%

Income tax expense                      145       130       15   11.5%
                                    --------  --------  ------- ------

    Loss from continuing operations
     before minority interest        (3,838)   (9,697)   5,859   60.4%

Minority interest in earnings of
 consolidated subsidiaries, net of
 tax                                   (962)   (1,273)     311   24.4%
                                    --------  --------  ------- ------

    Net loss                       $ (4,800) $(10,970) $ 6,170   56.2%
                                    ========  ========  ======= ======

 Basic loss per share              $  (0.23) $  (0.63)
                                    ========  ========
 Diluted loss per share            $  (0.23) $  (0.63)
                                    ========  ========

Weighted average shares used for
 basic and diluted loss per share
 data                                21,258    17,343


----------------------------------------------------------------------

                                   March 31, December 31,
                                     2004       2003
                                   --------- ------------
Selected Balance Sheet Data:
    Cash and cash equivalents      $ 14,888  $ 17,192
    Working capital                  15,868     8,603
    Land, buildings and equipment,
     net                            533,219   533,145
    Total assets                    766,051   774,283
    Long-term debt, including
     current portion                361,970   371,535
    Refundable portion of entrance
     fees                            75,871    72,980
    Shareholders' equity              5,257       807

    CONTACT: American Retirement Corporation, Nashville
             Ross C. Roadman, 615-376-2412